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                                                                   EXHIBIT 10.38

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK

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                                                   )
In re:                                             )
                                                   )
                                                   )  Chapter 11
LORAL SPACE & COMMUNICATIONS LTD., et al.,         )
                                                   )  Case No. 03-41710 (RDD)
                                                   )
                                                   )  Jointly Administered
                           Debtors.                )
                                                   )
                                                   )
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             FINAL ORDER (I) AUTHORIZING DEBTORS (A) TO UTILIZE CASH
     COLLATERAL PURSUANT TO 11 U.S.C. SECTION 363, AND (B) TO OBTAIN POST-PETITION FINANCING PURSUANT TO 11 U.S.C. SECTIONS 105, 361, 362, 364(C)(1),
       364(C)(2), 364(C)(3), 364(D)(1) AND 364(E), (II) GRANTING ADEQUATE
   PROTECTION TO LENDERS PURSUANT TO 11 U.S.C. SECTIONS 361, 362, 363 AND 364,
                       AND (III) GRANTING RELATING RELIEF

      Upon the motion (the "MOTION"), dated July 15, 2003, of Loral Space & Communications Ltd. (the "COMPANY") and its affiliated debtors, each as debtor and debtor-in-possession (collectively, the "DEBTORS"), in the above-captioned cases (the "CASES") pursuant to Sections 105, 361, 362, 363(c)(2), 364(c)(1),
364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States
Code, 11 U.S.C. Sections 101, et seq. (the "BANKRUPTCY CODE"), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), seeking, among other things:

            (1) authorization for the Debtors to use Cash Collateral (as defined below) pursuant to Section 363 of the Bankruptcy Code and subject to the terms and conditions set forth herein;

            (2) the granting of adequate protection to the Agents and the Lenders (each as defined below, and together, the "CREDIT AGREEMENT PARTIES") with respect to, inter alia, such use of Cash Collateral and any


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      diminution in the value of the Pre-Petition Collateral (as defined below)
      granted under or in connection with (a) that certain Amended and Restated Credit Agreement dated as of December 21, 2001 (as heretofore amended, supplemented or otherwise modified, the "SPACECOM CREDIT AGREEMENT") among Loral SpaceCom Corporation ("SPACECOM"), the several banks and other financial institutions from time to time parties thereto (the "SPACECOM LENDERS") and Bank of America, N.A., in its capacity as administrative agent for the SpaceCom Lenders (in such capacity or as Collateral Agent for the SpaceCom Lenders, the "SPACECOM AGENT") and the related Guarantee Agreement dated as of December 21, 2001 (as heretofore amended, supplemented or otherwise modified, the "SPACECOM GUARANTEE") by Loral Space & Communications Corporation and certain subsidiaries of SpaceCom in favor of the SpaceCom Agent, (b) that certain Credit Agreement dated as of November 17, 2000 (as heretofore amended, supplemented or otherwise modified, the "SATELLITE CREDIT AGREEMENT", together with the SpaceCom Credit Agreement, the "CREDIT AGREEMENTS") among Loral Satellite, Inc. ("SATELLITE"), the several banks and other financial institutions from time to time parties thereto (the "SATELLITE LENDERS", together with the SpaceCom Lenders, the "LENDERS"), and Bank of America, N.A., in its capacity as administrative agent for the Satellite Lenders (in such capacity or as Collateral Agent for the Satellite Lenders, the "SATELLITE AGENT",


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      together with the SpaceCom Agent in its capacity as such, the "AGENTS")
      and the related Guarantee dated as of November 17, 2000 (as heretofore amended, supplemented or otherwise modified, the "SATELLITE GUARANTEE") by the Company in favor of the Satellite Agent, (c) that certain Security Agreement dated as of December 21, 2001 among SpaceCom, the other grantors party thereto and the Agents (as heretofore amended, supplemented or otherwise modified, the "SPACECOM SECURITY AGREEMENT"), (d) that certain Second Intercreditor and Subordination Agreement dated as of March 31, 2003 among the Agents and Loral Space & Communications Corporation (as heretofore amended, supplemented or otherwise modified, the "SPACECOM INTERCREDITOR AGREEMENT" and collectively with the SpaceCom Credit Agreement, the SpaceCom Guarantee, the SpaceCom Security Agreement and the other guarantee agreements, security agreements, pledge agreements, mortgages, deeds of trust and all other security and other documentation executed in connection therewith (including, for the avoidance of doubt, any obligations under subparagraph (iii) of the definition of SpaceCom Indebtedness in the SpaceCom Security Agreement, the "SPACECOM EXISTING AGREEMENTS"), (e) (i) that certain Amended and Restated Collateral Agreement dated as of November 17, 2000 among Satellite, the other grantors party thereto, and the Satellite Agent (the "COLLATERAL AGREEMENT"), (ii) the Amended and Restated Collateral Agency


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      Agreement dated as of November 17, 2000 among Satellite, the guarantors party thereto and the Satellite Agent (the "COLLATERAL AGENCY AGREEMENT") and (iii) that certain Amended and Restated Cash Collateral Agreement dated as of November 17, 2000 made by Satellite in favor of the Satellite Agent (the "CASH COLLATERAL AGREEMENT"), ((i), (ii) and (iii), in each case as heretofore amended, supplemented or otherwise modified, the "SATELLITE SECURITY AGREEMENTS"), and (f) that certain Intercreditor and Subordination Agreement dated as of December 21, 2001 among the Agents and SpaceCom (as heretofore amended, supplemented or otherwise modified, the "SATELLITE INTERCREDITOR AGREEMENT" and together with the SpaceCom Intercreditor Agreement, the "INTERCREDITOR AGREEMENTS", and, collectively with the Satellite Credit Agreement, the Satellite Guarantee, the Satellite Security Agreements, and the other guarantee agreements, security agreements, pledge agreements, mortgages, deeds of trust and all other security and other documentation executed in connection therewith (including, for the avoidance of doubt, any Hedge Agreement (as defined in the Satellite Credit Agreement), the "SATELLITE EXISTING AGREEMENTS" and together with the SpaceCom Existing Agreements, the "EXISTING AGREEMENTS");

            (3) authorization for SpaceCom to obtain certain limited secured post-petition financing from Satellite in connection with the Master Lease (as defined below), and for all of the SpaceCom Obligor Debtors to be


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      jointly and severally liable for SpaceCom's obligations in connection with such financing;(1)

            (4) authorization for Cyberstar (as defined below) to obtain secured post-petition financing from SpaceCom upon the terms and conditions contained herein;

            (5) the granting of certain superpriority claims to Satellite, SpaceCom, the Agents and the Lenders payable from, and having recourse to, all pre-petition and post-petition property of the Obligor Debtors' or Cyberstar's estates and all proceeds thereof (including any proceeds of Avoidance Actions (as defined below)), subject to the Carve Out (as defined below), which is an "Extraordinary Provision" (an "EXTRAORDINARY PROVISION") under General Order No. M-274 of the United States Bankruptcy Court for the Southern District of New York (the "GENERAL ORDER");

            (6) the limitation of the Debtors' right to surcharge against Collateral pursuant to Section 506(c) of the Bankruptcy Code, which is an Extraordinary Provision under the General Order;

            (7) the inclusion of a right to terminate use of Cash Collateral if any Debtor challenges any liens granted pursuant to the Existing Agreements or any prepetition conduct of the Agents or Lenders or if any

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(1)   "SPACECOM OBLIGOR DEBTORS" shall mean SpaceCom, Loral Space &
      Communications Corporation, Space Systems/Loral, Inc. ("SSL"), Loral Communications Services, Inc. and Loral Ground Services LLC.


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      unstayed order adverse to the Credit Agreement Parties is granted as a result of such challenge by any other person, which is an Extraordinary Provision under the General Order;

            (8) pursuant to Bankruptcy Rule 4001, that an interim hearing (the "INTERIM HEARING") on the Motion be held before this Court to consider entry of the proposed interim order annexed to the Motion (a) authorizing SpaceCom, on an interim basis, to enter into the Master Lease Loan (as defined in the Interim Order), (b) authorizing the Debtors' use of Cash Collateral, and (c) granting the adequate protection described herein; and

            (9) that this Court schedule a final hearing (the "FINAL HEARING") to be held within 30 days of the entry of the Interim Order to consider entry of a final order authorizing the Master Lease Loan, the use of Cash Collateral and granting the adequate protection described herein on a final basis, as set forth in the Motion.

      Due and appropriate notice of the Motion, the relief requested therein and the Final Hearing having been served by the Debtors on the twenty largest unsecured creditors of the Debtors on a consolidated basis, the Agents and on the United States Trustee for the Southern District of New York;

      The Interim Hearing having been held by this Court on July 15, 2003 at which the Court (a) issued and entered the Interim Order authorizing the use of Cash Collateral and the post-petition financing (the "INTERIM ORDER") and (b) scheduled a Final Hearing to consider entry of a final order as set forth in the Motion and Interim Order;


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      The Final Hearing having been held by this Court on August 22, 2003; and

      Upon the record of the Interim Hearing and the Final Hearing including the clarifications of this Order set forth on the record, and after due deliberation and consideration and sufficient cause appearing therefor;

      IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

      1. Jurisdiction. This Court has core jurisdiction over the Cases, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. Sections 157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

      2. Notice. Under the circumstances, the notice given by the Debtors of the Motion, the Interim Hearing and the Final Hearing, constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 4001(b) and (c).

      3. Debtors' Stipulations. Without prejudice to the rights of any other party (but subject to the limitations thereon and the other parties' rights contained in paragraph 14 below), the Debtors admit, stipulate and agree that:


            (a) (i) as of the filing of the Debtors' chapter 11 petitions (the "PETITION DATE"), the Debtors were, under the Existing Agreements to which they are a party, indebted and liable to (A) the SpaceCom Lenders, without defense, counterclaim or offset of any kind, in the aggregate principal amount of approximately $535,000,000.00 in respect of loans made and in the aggregate principal amount of approximately $12,656,958.00 in respect of letters of credit issued (the "PRE-PETITION LETTERS OF CREDIT"), in each case, by the SpaceCom Lenders pursuant to, and in accordance with the terms of, the SpaceCom Existing Agreements, plus, in each case, interest thereon and


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fees, expenses (including any attorneys', accountants', appraisers' and financial advisors' fees that are chargeable or reimbursable under the SpaceCom Existing Agreements), charges and other obligations incurred in connection therewith as provided in the SpaceCom Existing Agreements and (B) the Satellite Lenders, without defense, counterclaim or offset of any kind, in the aggregate principal amount of approximately $426,500,000.00 in respect of loans made by the Satellite Lenders pursuant to, and in accordance with the terms of, the Satellite Existing Agreements, plus, in each case, interest thereon and fees, expenses (including any attorneys', accountants', appraisers' and financial advisors' fees that are chargeable or reimbursable under the Satellite Existing Agreements), charges and other obligations incurred in connection therewith as provided in the Satellite Existing Agreements ((A) and (B) collectively, together with the obligations of any Debtors pursuant to any Bank of America Hedge Agreements and JPMorgan Chase Hedge Agreements (in each case, as defined below), the "PRE-PETITION OBLIGATIONS"), (ii) the Pre-Petition Obligations constitute legal, valid and binding obligations of the applicable Debtors, enforceable in accordance with their respective terms (other than in respect of the stay of enforcement arising from Section 362 of the Bankruptcy Code), (iii) no portion of the Pre-Petition Obligations is subject to avoidance, recharacterization or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law and (iv) the Debtors do not have, and hereby forever release, any claims, counterclaims, causes of action, defenses or setoff rights, whether arising under the Bankruptcy Code or otherwise, against the Lenders, the Agents and their respective affiliates, agents, officers, directors, employees, representatives, attorneys, and advisors


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arising in connection with any Pre-Petition Obligations, the Existing
Agreements, any loan, letter of credit or commitment thereunder or any use of the proceeds thereof, or any other agreements, instruments, engagements or transactions contemplated by or relating to any of the foregoing;

            (b) the liens and security interests granted to the Agents pursuant to and in connection with the Existing Agreements (including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust and other security documents executed by any of the Debtors in favor of the Agents, for their benefit and for the benefit of the Lenders) are (i) valid, binding, perfected and enforceable liens and security interests, as described in the Existing Agreements, in the personal and real property specified therein (the "PRE-PETITION COLLATERAL"), (ii) not subject to avoidance, recharacterization or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law and (iii) subordinate only to (A) the Carve Out (as defined below) and (B) valid, perfected and unavoidable liens permitted under the Existing Agreements to the extent such liens are permitted to be and are senior to or pari passu with the liens of the Agents on the Pre-Petition Collateral; and

            (c) the aggregate value of the Pre-Petition Collateral exceeds the aggregate amount of the Pre-Petition Obligations.

      4. Findings Regarding the Use of Collateral.

            (a) Good cause has been shown for the entry of this Order.


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            (b) The SpaceCom Obligor Debtors and Satellite Obligor Debtors(2)
(collectively, the "OBLIGOR DEBTORS") have an immediate need to use Cash Collateral in order to permit, among other things, the orderly continuation of the operation of their businesses, to maintain business relationships with vendors, suppliers and customers, to make payroll, to make capital expenditures and to satisfy other working capital needs. The ability of the Obligor Debtors to obtain sufficient working capital and liquidity through the use of Cash Collateral, incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern values of the Obligor Debtors and to a successful reorganization of the Obligor Debtors.

            (c) Loral Cyberstar ("CYBERSTAR") is unable to obtain financing from sources other than SpaceCom on more favorable terms and is unable to obtain adequate unsecured credit allowable under Section 503(b)(1) of the Bankruptcy Code as an administrative expense. Cyberstar is also unable to obtain secured credit allowable under Sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without Cyberstar granting to SpaceCom, subject to the Carve Out as provided for herein, the Cyberstar Liens and the Cyberstar Superpriority Claims (each as defined below) under the terms and conditions set forth in this Order. The Credit Agreement Parties have objected to the use by the Obligor Debtors of their Pre-Petition Collateral, including Cash Collateral and to the Cyberstar Loans (as defined below) except on the terms of this Order.

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(2)   "SATELLITE OBLIGOR DEBTORS" shall mean Satellite, Loral Space and
      Communications Corporation ("Loral Delaware") and the Company.


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            (d) The terms of the Cyberstar Loans and the use of Cash Collateral are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration. The terms of the use of Cash Collateral and the Cyberstar Loans have been negotiated in good faith and at arm's length among the Debtors, the Agents, the Committee and the Lenders. All of Cyberstar's obligations and indebtedness arising under, in respect of or in connection with the Cyberstar Loans shall be deemed to have been extended by SpaceCom in good faith, as that term is used in Section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by Section 364(e) of the Bankruptcy Code, and shall be entitled to the full protection of Section 364(e) of the Bankruptcy Code if this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

            (e) The Debtors have requested entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Order, the Debtors' estates will be immediately and irreparably harmed. Authorization of the Cyberstar Loans and the use of Cash Collateral in accordance with this Order is therefore in the best interest of the Debtors' estates.

      5. Cash Collateral. Subject to parties' rights under paragraph 14 hereof, all funds of the Obligor Debtors (including any funds of such Debtors on deposit at any Lender or at any other institution) as of the Petition Date are cash collateral of the applicable Credit Agreement Parties within the meaning of
Section 363(a) of the Bankruptcy Code. In addition, all cash proceeds of Pre-Petition Collateral received after


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the Petition Date are cash collateral of the Lenders within the meaning of
Section 363(a) of the Bankruptcy Code. Furthermore, to the extent that any funds of any Obligor Debtor were on deposit with any Lender as of the Petition Date, such funds were subject to rights of setoff. By virtue of such setoff rights, such funds are subject to a lien in favor of such Lenders pursuant to Sections 506(a) and 553 of the Bankruptcy Code. The Lenders are obligated, to the extent provided for in the Existing Agreements, to share the benefit of such liens with the other Lenders party to such Existing Agreements based upon their respective pro rata shares of the obligations under the Existing Agreements. All such cash collateral (including with limitation, funds subject to such setoff rights) is referred to herein as "CASH COLLATERAL".

      6. Use of Cash Collateral. (a) Subject to the provisions of this Order (including the proviso of the last sentence of this subparagraph (a)) and to the condition that the Lenders are granted adequate protection as hereinafter set forth, the Debtors specified in the Approved Forecast (as defined below) are hereby authorized to use Cash Collateral from the Effective Date until the Termination Date (each as defined below) to fund the types of disbursements specified in the line items set forth in the Approved Forecast for each entity included therein; provided that under no circumstance shall the Debtors permit the aggregate amount of cash disbursements by SS/L, Loral Skynet (a division of SpaceCom) ("SKYNET") or SpaceCom from July 7, 2003 (the "BEGINNING DATE") until the last day of any week, beginning with the week ending July 25, 2003, to exceed 110% of the aggregate amount of cash disbursements projected for the applicable Debtor, in the Approved Forecast during the applicable period (excluding (x) in the case


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of SS/L, disbursements of a type specified in line items relating to launch costs, insurance or "known required subcontractor payments", (y) in the case of Skynet, any payments under the Master Lease (as defined below) and (z) in the case of Satellite, any Master Lease Loans (as defined in the Interim Order)). As used herein, "APPROVED FORECAST" (i) means initially, the 13-week cash forecast delivered by the Company to the Agents and the steering committee appointed by the Agents (the "STEERING COMMITTEE") and designated by the Company and the Agents as the Approved Forecast prior to the Petition Date; (ii) if the Business Plan (as defined below) (including a weekly cash forecast for the thirteen weeks ended November 14, 2003 included therein) is approved by both the "Majority Lenders" as defined in the Satellite Credit Agreement (the "SATELLITE REQUIRED LENDERS") and the "Required Banks" as defined in clause (ii) of the definition thereof in the SpaceCom Credit Agreement (the "SPACECOM REQUIRED LENDERS"), means thereafter, until November 14, 2003, the weekly cash forecast included in the Business Plan and (iii) if the Final Weekly Forecast (as defined below) is approved by the Satellite Required Lenders and SpaceCom Required Lenders, means thereafter the Final Weekly Forecast. The Debtors' right to use Cash Collateral shall terminate automatically on the Termination Date; provided that after the Termination Date, the Debtors are hereby authorized to use Cash Collateral to pay salaries and wages in accordance with the Approved Forecast but solely to the extent such salaries and wages were accrued and unpaid prior to the Termination Date and are included in the "Payroll" and "Payroll Taxes" line items for SpaceCom, "Payroll-Baseline" line item for SS/L and "Wages & Salaries" line item for Skynet and Cyberstar in the Approved Forecast.


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            (b) The "EFFECTIVE DATE" shall be deemed to have occurred upon entry of the Interim Order.

            (c) The "TERMINATION DATE" shall occur immediately upon the occurrence of any event described in clause (i), (ii), (xvii), (xviii), (xix),
(xxii) or (xxiv) below or, if any event described in any other clause below shall occur, three business days after any Agent at the request of the Satellite Required Lenders or SpaceCom Required Lenders, as applicable, shall deliver written notice to the Company (which may be delivered at any time after the occurrence of any such event) that the Termination Date has occurred (each event below, a "TERMINATION EVENT"):

                        (i) September 12, 2003 (the "OUTSIDE DATE"); provided that if the Business Plan (as defined below) including the intercompany allocations, funds flows, transfers and payments contained therein is approved by the Satellite Required Lenders and SpaceCom Required Lenders prior to September 12, 2003, the Outside Date shall be extended to November 14, 2003 without further order of this Court; provided further that if the Final Weekly Forecast is approved by the Satellite Required Lenders and the SpaceCom Required Lenders prior to November 14, 2003, the Outside Date shall be extended to December 31, 2003 without further order of this Court;

                        (ii) any Debtor shall fail to comply with paragraph 6(d) or 8(c) of this Order;

                        (iii) any Debtor shall fail to comply with any of the
                              terms or conditions of this Order other than paragraph 6(d) or 8(c);

                        (iv) any Debtor shall seek any modification or extension of this Order without the prior written consent of the Agents, the Satellite Required Lenders and the SpaceCom Required Lenders (unless such modification is not material, in which case the


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                              Debtors shall not seek such modification without
                              the consent of the Agents (which consent shall not unreasonably be withheld)) or any order shall be entered, other than with the consent of the Agents, the Satellite Required Lenders and the SpaceCom Required Lenders, reversing, amending, supplementing, staying, vacating or otherwise modifying this Order in any material respect adverse to any Agents or Lenders or terminating the use of Cash Collateral by the Debtors pursuant to this Order;

                        (v) the aggregate amount of cash disbursements by any of SS/L, Satellite, Skynet and SpaceCom, from the Beginning Date until the last day of any week, beginning with the week ending July 25, 2003, exceeds 110% of the aggregate amount of cash disbursements projected for the applicable Debtor in the Approved Forecast during the applicable period (excluding (x) in the case of SS/L and SpaceCom, line items related to launch vehicle costs, insurance and known required subcontractor payments and (y) in the case of Skynet and SpaceCom, any payments under the Master Lease), provided that as to Satellite, such test shall commence with the week beginning September 15, 2003;

                        (vi) the aggregate amount of payments in respect of "critical vendor payments" (identified in the Approved Forecast as "Known Required Subcontractor Payments") by any Debtors, from the Beginning Date until the last day of any week, beginning with the week ending July 25, 2003, exceeds 100% of the aggregate amount of "Known Required Subcontractor Payments" projected for SS/L in the Approved Forecast during the applicable period;

                        (vii) the aggregate amount of cash receipts by any of
                              SS/L, Skynet, SpaceCom and Satellite, from the Beginning Date until the last day of any week, beginning with the week ending July 25, 2003 (or, in the case of SS/L, with the week ending August 8, 2003), is less than 90% of the aggregate amount of cash receipts projected for the applicable entity in


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                              the Approved Forecast during the applicable period
                              (excluding (x) in the case of SS/L and SpaceCom, line items related to launch vehicle costs and insurance, (y) in the case of SpaceCom, any Master Lease Loans and (z) in the case of Satellite, any payments related to the Master Lease), provided that as to SpaceCom and SSL, such test shall commence with the week beginning September 15, 2003;

                       (viii) the cumulative aggregate disbursements made by
                              SpaceCom (through Skynet) on behalf of Cyberstar on or after the Petition Date shall exceed the cumulative aggregate payments made by Cyberstar to SpaceCom (through Skynet) by more than $1,000,000;

                        (ix) (i) SpaceCom shall fail to calculate the corporate allocation amounts owed to it by Satellite, Cyberstar, Loral Orion Inc. ("ORION") and Orion Data Inc. (each a "PAYOR ENTITY") each month in accordance with the historical formula used by Spacecom in a manner acceptable to the Agents and invoice the Payor Entities for such amounts; provided that the allocation of reorganization expenses shall not be pursuant to the historical formula or (ii) any Payor Entity shall fail to pay the corporate allocation owed by it to SpaceCom within 5 business days of the end of each month;

                        (x) the Debtors transfer, loan or otherwise provide any cash or cash equivalents to Loral Skynet do Brasil ("BRASIL") other than as expressly provided for in the Business Plan or Final Weekly Forecast;

                        (xi) the Debtors shall fail to (i) calculate the amounts owed by Satellite to Skynet for items included in the "Satellite - TT&C Telstar 6&7" line item in the Approved Forecast pursuant to the Amended and Restated Agreement between Loral Satellite, Inc. and Loral SpaceCom Corporation Concerning Professional Services or (ii) pay such amounts when forecast to be paid in the Approved Forecast;


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                        (xii) the Debtors shall fail to (i) calculate the
                              amounts owed by Satellite to SS/L for items included in the "Satellite - Telstar 6 (Orbitals)" line item in the Approved Forecast pursuant to Contract Amendment No. 3 to Contract No LLJ108E between Loral Skynet, a division of Loral SpaceCom Corporation and Space Systems/Loral or (ii) pay such amounts when forecast to be paid in the Approved Forecast;

                       (xiii) Cyberstar shall fail to (i) pay SS/L the amounts
                              included in the Approved Forecast in the line item "Cyberstar - Mabuhay Payments" for the weeks ended July 11 and August 1, 2003, by August 26, 2003 or
                              (ii) make the payments included in the "Cyberstar
                              - Mabuhay Payments" line item for the period following the week ended August 1, 2003 as shown in the Approved Forecast;

                        (xiv) Orion shall fail to pay to Skynet the Orion fees
                              calculated pursuant to the contract under which Orion pays to Skynet such fees covering the operations, management, marketing, telemetry, tracking and control of Orion's satellites on a monthly basis;

                        (xv) the aggregate amount of cash or cash equivalents held (a) by Satellite at any time is less than $4 million prior to October 31, 2003 and $10 million thereafter or (b) by the Company at any time is less than $3.25 million;

                        (xvi) (a) except as modified herein or with the written
                              consent of the Agents, any Debtor shall fail to make any payment or fail to comply with any other material terms or conditions or seek rejection of the Amended and Restated Master Lease Agreement dated as of November 17, 2000 between Satellite and SpaceCom (the "MASTER LEASE") or (b) the Master Lease shall be rejected pursuant to an order of this Court;

                       (xvii) (a) an Asset Purchase Agreement with Intelsat,
                              Ltd. ("Intelsat"), providing for the proposed purchase of satellites and other assets (the "SATELLITE ASSETS") by

                              Intelsat, substantially in the form and materially on the same economic terms delivered to the Agents and the Steering Committee prior to the Petition Date, is not executed by Intelsat and the applicable Debtors by the date that is five days after the Petition Date (as signed, the "INTELSAT AGREEMENT"); (b) the Intelsat Agreement is amended in any material respect unfavorable to any Debtor or the Lenders or the Intelsat Agreement is terminated (other than a termination because the Debtors have accepted a higher or better offer pursuant to the bid procedures previously approved by this Court); or (c) an order approving the sale of the Satellite Assets pursuant to the terms of the Intelsat Agreement (or any higher and better offer resulting from the bidding process) is not entered by November 1, 2003;

                      (xviii) an application shall be filed by any Obligor
                              Debtor for the approval of any superpriority claim or any lien in any of the Cases of any Obligor Debtor that is pari passu with or senior to the Adequate Protection Claims or Adequate Protection Liens, or there shall be granted any such pari passu or senior superpriority claim or lien, as to any Obligor Debtor except any such superpriority claims and liens arising hereunder or pursuant to any other financing arrangements that are approved in writing by the Agents;

                        (xix) the commencement of any action by any Debtor
                              against the Agents or any Lender with respect to the Existing Agreements, including without limitation any action to avoid or subordinate any Pre-Petition Obligations or any liens securing any Pre-Petition Obligations or, in the case of any such action commenced by any person other than a Debtor, the court enters an order granting any such relief and any such order is not subject to a stay;

                        (xx) any order shall be entered granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest, lien or right of setoff to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like), possession, set-off or any similar remedy with respect to any assets of any Obligor Debtor that have a value in excess of $1,000,000 in the aggregate;

                        (xxi) except as permitted by the First Day Orders (as
                              reviewed and approved by the Agents and included in the Approved Forecast), any Obligor Debtor (including all present and future Obligor Debtors) shall make any payment in respect of a pre-petition claim in excess of $100,000 individually or $500,000 in the aggregate;

                      (xxii) (A) any of the Cases shall be dismissed or
                              converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; or (B) a trustee under Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed or elected in any of the Cases, other than a Case in which the relevant Debtor has assets of less than $1,000,000;

                      (xxiii) (A) Conway Del Genio Gries & Co., LLC shall
                              cease to be retained as financial advisor for the Company, Satellite or SpaceCom and a replacement reasonably acceptable to the Satellite Required Lenders and SpaceCom Required Lenders shall not have been appointed within 10 days thereafter, (B) the Company shall cease to own all of the capital stock and voting interests in SpaceCom or Satellite or (C) the board of directors of SpaceCom or Satellite shall cease to consist of a majority of Continuing Directors of SpaceCom or Satellite, as applicable. "CONTINUING DIRECTORS" shall mean the directors of SpaceCom or Satellite, as applicable, on the Petition Date and each other director, if, in each case, such other director's nomination for election to the board of directors of either SpaceCom or

                              Satellite is recommended by at least a majority of the then Continuing Directors;

                        (xxiv) any material provision of this Order shall for
                              any reason, cease to be valid and binding or any Debtor shall so assert in any pleading filed in any court;

                        (xxv) any failure to comply with Section 8.1, 8.2, 8.5,
                              8.6 or 8.8 of the SpaceCom Credit Agreement,
                              Section 5.1, 5.2, 5.5, 5.6, 5.8 or 5.12 of the
                              Satellite Credit Agreement, Section 5 of the
                              SpaceCom Security Agreement, Section 6 to the Pledge Agreement dated as of December 21, 2001,
                              Section 5 of the Second Amendment dated as of March 31, 2003 to the Satellite Credit Agreement,
                              Section 6 of the Second Amended and Restated
                              Pledge Agreement dated as of March 31, 2003,
                              Section 4.4 of the Collateral Agency Agreement or
                              Section 6 of the Cash Collateral Agreement;

                       (xxvi) [intentionally deleted];

                      (xxvii) any transponder lessee on the Telstar 6 or
                              Telstar 7 satellite is transferred to another satellite of any Debtor (other than Telstar 6 or Telstar 7), other than for technical reasons or as requested by the lessee (not at the suggestion of any Debtor); or

                     (xxviii) bank concentration account number 1076-121464
                              held at Comerica Bank shall at any time have a balance in excess of $50,000; and any other concentration accounts of any Debtor maintained with any financial institutions in the United States shall not have their daily account balances swept into an account maintained at Bank of America, N.A.;

                              ; provided that the Satellite Required Lenders may waive any Termination Event with respect to the Satellite Obligor Debtors, in which case the Termination Date shall be deemed not to have occurred with respect to the Satellite Obligor Debtors, and the SpaceCom Required Lenders may waive any Termination Event with respect to the SpaceCom Obligor Debtors, in which case the

                              Termination Date shall be deemed not to have occurred with respect to the SpaceCom Obligor Debtors. The Debtors shall immediately provide notice to the Agents and the Committee (as defined below) of the occurrence of any Termination Event.

            (d) On the last business day of each month commencing with August 2003, SpaceCom (through Skynet) shall pay to Satellite an amount agreed to by SpaceCom, Satellite and the Agents, on account of the rent payable on such date in connection with the Master Lease net of the amount agreed to between Satellite, SpaceCom and the Agents as the appropriate monthly allocation in respect of management, marketing, customer service and TT&C relating to the satellites that are the subject of the Master Lease(3) The amount of these monthly net payments (which for August 2003 shall be approximately $3.7 million) shall be without prejudice to the Agents' and Committee's rights to challenge such agreed amounts. The Debtors shall provide the Committee with notice of the calculation of such monthly payments within 3 business days of making such payments. Moreover, the Master Lease Loan in the amount of $8,187,445 made by Satellite to SpaceCom in July, 2003 shall continue to have all of the claims, rights, liens and priorities in respect of such loan set forth in the Interim Order, all of which are incorporated herein by reference as if expressly set forth herein.

            (e) For purposes hereof, the "CARVE OUT" means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States

----------
(3) This and the other references herein to corporate allocations shall be without prejudice to the Agents' and Committee's rights to challenge such allocations, funds flows, transfers and payments as not being appropriate in amount.

Trustee under section 1930(a) of title 28 of the United States Code and (ii) an amount not exceeding $4,000,000 in the aggregate, which amount may be used after the occurrence of the Termination Date, subject to the terms of this Order, including, without limitation, paragraph 15 hereof, to pay fees or expenses incurred by the Obligor Debtors and the Official Committee of Unsecured Creditors (the "COMMITTEE") in respect of (A) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court to the Obligor Debtors' or the Committee's professionals and (B) the reimbursement of expenses allowed by the Bankruptcy Court incurred by Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members) and of which amount up to $100,000 in the aggregate may be applied towards the reasonable fees and disbursements of a chapter 7 trustee in any liquidation of one or more Debtors pursuant to Chapter 7 of the Bankruptcy Court, pursuant to section 726 of the Bankruptcy Code; provided, however, that the dollar limitation in this clause 6(e)(ii) on fees and disbursements shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid to any party prior to the Termination Date or by any fees, expenses, indemnities or other amounts paid to any Agent, Lender or their respective attorneys and agents under the Existing Agreements or otherwise; and provided further that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.

            (f) The Carve Out shall be allocated among the Collateral and Pre-Petition Obligations of each of the Obligor Debtors as follows: (i) to the extent the proceeds of any liquidation or foreclosure of the Collateral granted by such Obligor Debtor on a first lien basis exceeds the Pre-Petition Obligations of such Obligor Debtor, the Carve Out shall be allocated to (and satisfied from) such excess, and (ii) if after giving effect to clause (i) all or a portion of the Carve Out remains unallocated and unsatisfied, the Carve Out shall be allocated between the Collateral of and Pre-Petition Obligations owed to the SpaceCom Lenders and the Collateral of and Pre-Petition Obligations owed to the Satellite Lenders on a proportional basis calculated on the basis of the relative percentage recovery ratio for each (for example, if the recovery with respect to the Pre-Petition Obligations of the SpaceCom Lenders is 80% and the recovery with respect to the Pre-Petition Obligations of the Satellite Lenders is 40%, the relative percentage recovery ratio is 2:1 and the Carve Out will be allocated 2/3 to the Pre-Petition Obligations of the SpaceCom Lenders and 1/3 to the Pre-Petition Obligations of the Satellite Lenders).

      7. Intercompany Transfers and Cyberstar Loans. No payments to or for benefit of any other Debtor or any non-Debtor affiliate shall be made by SpaceCom, SSL, Satellite, Orion, Cyberstar, Brazil or Loral Space & Communications Corporation other than those payments set forth in the Approved Forecast. To the extent that any payments permitted under the Approved Forecast shall be made by SpaceCom (through Skynet) to Cyberstar, such payments shall be deemed to constitute loans (the "CYBERSTAR LOAN") made by SpaceCom to Cyberstar. Cyberstar shall repay the full amount of the Cyberstar

Loan to SpaceCom, in cash, on or before the Termination Date. Pursuant to
Section 364(c)(1) of the Bankruptcy Code, Cyberstar's obligations to SpaceCom with respect to the Cyberstar Loan (the "CYBERSTAR OBLIGATIONS") shall constitute allowed claims with priority over any and all administrative expenses, diminution claims and all other claims against Cyberstar, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a),
507(b), 726, 1113 or 1114 of the Bankruptcy Code (the "CYBERSTAR SUPERPRIORITY CLAIMS"), which Cyberstar Obligations shall be payable from and have recourse to all pre- and post-petition property of Cyberstar and all proceeds thereof, subject only to the payment of the Carve Out. As security for the Cyberstar Obligations, effective and perfected upon the date of this Order and without the necessity of the execution or recordation of filings of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, the following security interests and liens are hereby granted to SpaceCom (all property identified in clauses (a) and (b) below being collectively referred to as the "CYBERSTAR COLLATERAL"), subject to the provisions of paragraph 7(d) below and, after the occurrence of a Termination Event, to the payment of the Carve Out (all such liens and security interests granted to SpaceCom, pursuant to this Order, the "CYBERSTAR LIENS"):

      (a) First Lien on Cash Balances and Unencumbered Property. Pursuant to
Section 364(c)(2) of the Bankruptcy Code, SpaceCom is hereby granted a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all pre- and post-petition property of Cyberstar (including without limitation, all cash and cash collateral of Cyberstar (whether maintained with the Agents, any Lender or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds of all the foregoing), whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens (collectively, "UNENCUMBERED PROPERTY"). Unencumbered Property shall exclude Cyberstar's claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, and any other avoidance actions under the Bankruptcy Code (collectively, "CYBERSTAR AVOIDANCE ACTIONS"), but shall include any proceeds or property recovered as a consequence of, unencumbered by or otherwise the subject of successful Cyberstar Avoidance Actions.

            (b) Liens Junior to Certain Other Liens. Pursuant to Section 364(c)(3) of the Bankruptcy Code, SpaceCom is hereby granted valid, binding, continuing, enforceable, fully-perfected security interests in and liens upon all pre- and post-petition property of Cyberstar (other than the property described in clause (a) of this paragraph 7, as to which the liens and security interests in favor of SpaceCom will be as described in such clause), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, which security interests and liens in favor of SpaceCom are junior to such valid, perfected and unavoidable liens.

            (c) Liens Senior to Certain Other Liens. The Master Lease Loan Liens, Cyberstar Liens and Adequate Protection Liens (as defined below) shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Obligor Debtors and their estates or Cyberstar, as the case may be, under Section 551 of the Bankruptcy Code, or
(ii) except as provided below in paragraph 7(d), any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Obligor Debtors.

            (d) Relative Priority of Pre-Petition Obligations and Liens and Adequate Protection Obligations and Liens. The Adequate Protection Obligations of, and Adequate Protection Liens granted by, any Obligor Debtor to the SpaceCom Lenders (and Agents for the benefit of the SpaceCom Lenders) shall be immediately junior to any liens securing the Pre-Petition Obligations of the SpaceCom Lenders, and the Adequate Protection Obligations of, and Adequate Protection Liens granted by, any Obligor Debtor to the Satellite Lenders (and Agents for the benefit of the Satellite Lenders) shall be immediately junior to any liens securing the Pre-Petition Obligations of the Satellite Lenders. In each case where any Obligor Debtor owes Adequate Protection Obligations to both the SpaceCom Lenders (and Agents for the benefit of the SpaceCom Lenders) and the Satellite Lenders (and Agents for the benefit of the Satellite Lenders), the Adequate Protection Obligations and Adequate Protection Liens of each group of Lenders will have the same relative priority as they would have if they were Pre-Petition Obligations owed to such group of Lenders and governed by the Intercreditor Agreement applicable to such Obligor Debtor. If an Intercreditor Agreement does not apply to any Obligor Debtor, the Adequate Protection Obligations of, and Adequate Protection Liens granted by, such Obligor Debtor to the SpaceCom Lenders shall rank pari passu with the Adequate Protection Obligations of, and Adequate Protection Liens granted by, such Obligor Debtor to the Satellite Lenders.

      8. Adequate Protection. Subject to parties' rights under paragraph 14 hereof, the Credit Agreement Parties are entitled, pursuant to Sections 361 and 363(e) of the Bankruptcy Code, to adequate protection of their interest in the Pre-Petition Collateral, including the Cash Collateral, as to each of the Satellite Lenders and SpaceCom Lenders, for and equal in amount to the aggregate diminution in value of such Lender's interests in the Pre-Petition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of Cash Collateral and any other Pre-Petition Collateral, the granting of certain security interests and liens to Satellite pursuant to the Interim Order and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code (collectively, the "ADEQUATE PROTECTION OBLIGATIONS"). As adequate protection, the Credit Agreement Parties are hereby granted the following:

            (a) Adequate Protection Liens. The Agents (for themselves and for the benefit of the Lenders) are hereby granted (effective and perfected upon the date of this Order and without the necessity of the execution by the Obligor Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) a replacement security interest in and lien upon all the Collateral(4), subject and subordinate only to (i) Master Lease Loan Liens (to the extent provided in paragraph 7(e) of the Interim Order), (ii) to the extent provided in paragraph 7(d) hereof, the Pre-Petition Obligations and
(iii) the Carve Out (the "ADEQUATE PROTECTION LIENS"), provided that solely in connection with Adequate Protection Obligations arising under the Satellite Existing Agreements, such Adequate Protection Liens shall not attach to any property of Loral Delaware that was not, immediately prior to the Petition Date, pledged under the Satellite Existing Agreements;

            (b) Section 507(b) Claim. The Obligor Debtors shall be jointly and severally liable for the Adequate Protection Obligations and the Lenders are hereby granted by each such Obligor Debtor, subject to the Carve Out, a superpriority claim in the amount of the Adequate Protection Obligations, as provided for in section 507(b) of the Bankruptcy Code, provided that solely as to Loral Delaware and solely in connection with Adequate Protection Obligations arising under the Satellite Existing Agreements, such superpriority claims shall be satisfied solely from collateral pledged under the Satellite Existing Agreements immediately prior to the Petition Date.

----------
(4) As used herein, "COLLATERAL" shall mean all of the types of property of all of the Obligor Debtors of the type described in paragraphs 7(a) and
      (b) hereof as well as all property that is subject to existing liens presently securing the Pre-Petition Obligations.

            (c) Interest, Fees and Expenses. Subject to the right of parties in interest, to the extent permitted in paragraph 14, to seek the reallocation, recharacterization or disgorgement of payments made to the Agents as authorized in this paragraph and the entry of a final order of this Court ordering any of the foregoing, the Obligor Debtors shall pay to the Agents (i) current cash payment of all accrued and unpaid interest on the Pre-Petition Obligations and all accrued but unpaid letter of credit fees payable in respect thereof, in each case both for the pre- and post-petition periods and at the non-default rates provided for in and calculated in accordance with the Existing Agreements (including LIBOR pricing options), and all other accrued and unpaid fees and expenses payable to the Agents under the Existing Agreements and incurred prior to the Petition Date as due under the Existing Agreements and (ii) current cash payment of all reasonable fees and expenses payable to the Agents under the Existing Agreements, including, but not limited to, the reasonable fees and disbursements of counsel, financial and other consultants for the Agents (including without limitation Davis Polk & Wardwell, Morgan, Lewis & Bockius LLP and Ernst & Young Corporate Finance LLC); provided that notwithstanding the provisions of this paragraph 8(c) without prejudice to the rights of any other party to contest such assertion, the Lenders reserve their rights to assert claims for the payment of additional interest, letter of credit and other fees calculated at any other applicable rates (including, without limitation, default rates), or on any other basis, provided for in the Existing Agreements;

            (d) Monitoring of Collateral. The Lenders shall be permitted to retain expert consultants and financial advisors in accordance with the Existing Agreements, which consultants and advisors shall be given reasonable access for purposes of monitoring the business of the Debtors and the value of the Collateral;

            (e) Information. The Debtors shall provide the following information to the Agents, the Steering Committee and the Committee: (i) within four business days after the end of each week, an updated rolling 13-week forecast of cash receipts and disbursements for each Debtor for the next succeeding 13 weeks, substantially in the form of the Approved Forecast, with a variance report comparing such updated forecast with the Approved Forecast; (ii) within four business days after the end of each week, a certificate signed by the Company's chief financial officer (the "CFO") (x) certifying that no Termination Event has occurred (except with respect to a Termination Event described in clause (viii) of paragraph 6(c) hereof, the "CYBERSTAR TERMINATION EVENT") (or, if a Termination Event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto) and (y) setting forth computations in reasonable detail to demonstrate whether a Termination Event described in clause (v), (vi), (vii), (ix), (x), (xi), (xii),
(xiii), (xiv) or (xv) of paragraph 6(c) hereof has occurred, (iii) within nine business days after the end of each week, a certificate signed by the CFO certifying that the Cyberstar Termination Event has not occurred (or if the Cyberstar Termination Event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto), (iv) by not later than August 19, 2003, an updated business plan through June 2004 and weekly forecast of cash receipts and disbursements for each Debtor included in the initial Approved Forecast for the period from August 15, 2003 through November 14, 2003 (the

"BUSINESS PLAN"); (v) by not later than November 1, 2003, a weekly forecast of cash receipts and disbursements for each Debtor included in the initial Approved Forecast for the period from November 14, 2003 through December 31, 2003 (the "FINAL WEEKLY FORECAST") and (vi) as and when required by the Existing Agreements, all information that is required to be provided to the Agents or any Lenders pursuant to the Existing Agreements; provided that the consolidated statements of income and cash flows for the month of July, 2003 shall be delivered by September 15, 2003.

            (f) Payment from Proceeds of Collateral.

                        (i) On the date of any sale, lease, transfer, license or other disposition of property of any Obligor Debtor that constitutes Collateral outside the ordinary course of business (other than any individual item having a value or resulting in net proceeds of less than $50,000, or up to $250,000 in the aggregate for all such individual items disposed of since the Petition Date), the Obligor Debtors are authorized and directed to pay to the Agents, for the benefit of the Agents and Lenders with liens on such Collateral, 100% of the gross proceeds resulting therefrom, net of attorneys' fees, accountants' fees, investment banking fees, and other customary fees and expenses incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (other than income taxes).

                        (ii) In the event of any casualty, condemnation or similar event with respect to property that constitutes Collateral, the Obligor Debtors are authorized and directed to pay to the Agents, for the benefit of the Agents and Lenders with liens on such Collateral, 100% of any insurance proceeds, condemnation award or similar payment within two business days of receipt thereof.

                        (iii) In the event any Obligor Debtor receives any
                              proceeds pursuant to a successful Avoidance

                              Action(5), the Obligor Debtors are authorized and directed to pay to the Agents, for the benefit of the Agents and Lenders, 100% of such proceeds within two business days of receipt thereof.

                        (iv) All proceeds and payments delivered to the Agents pursuant to this paragraph 8(f) shall be applied to the payment of any Pre-Petition Obligations, the Master Lease Loan Obligations, and the Adequate Protection Obligations in accordance with the priorities set forth in the Interim Order (as to the Master Lease Loan Obligations), this Order and the Existing Agreements; provided, however, that any proceeds and payments pursuant to paragraph 8(f)(iii) shall only be applied to the payment of any Master Lease Loan Obligations and Adequate Protection Obligations.

            (g) Hedging Agreements. Bank of America, N.A. shall be permitted to exercise its rights of termination with respect to any foreign currency exchange agreement with any Obligor Debtor (the "BANK OF AMERICA HEDGE AGREEMENTS") and its right of setoff pursuant to the Existing Agreements, to setoff any obligations owed by Bank of America, N.A. to such Obligor Debtor upon such termination in accordance with the provisions thereof against an equal amount of Pre-Petition Obligations owed by such Obligor Debtor to Bank of America, N.A. pursuant to the Existing Agreements and as a result of such setoff the Pre-Petition Obligations then outstanding would be reduced by such amount on a dollar for dollar basis, and the automatic stay is hereby modified and vacated to the extent necessary to permit such setoff. JPMorgan Chase Bank shall be permitted to exercise its rights of termination with respect to any foreign currency

---------
(5) As used herein, "AVOIDANCE ACTIONS" shall mean any claim or cause of action under sections 502(d), 544, 545, 547, 548, 549 or 550 of the
      Bankruptcy Code, and any other avoidance actions under the Bankruptcy
      Code.

exchange agreement with any Obligor Debtor (the "JPMORGAN CHASE HEDGE AGREEMENTS") and its right of setoff pursuant to the Existing Agreements, to setoff any obligations owed by JPMorgan Chase to such Obligor Debtor upon such termination in accordance with the provisions thereof against an equal amount of Pre-Petition Obligations owed by such Obligor Debtor to JPMorgan Chase pursuant to the Existing Agreements and as a result of such setoff the Pre-Petition Obligations then outstanding would be reduced by such amount on a dollar for dollar basis, and the automatic stay is hereby modified and vacated to permit such setoff.

            (h) Pre-Petition Letters of Credit. In consideration of the benefits afforded to them pursuant to this Order, with respect to any Pre-Petition Letters of Credit, notwithstanding any provision to the contrary in the SpaceCom Credit Agreement:

                        (i) the Issuing Bank under the SpaceCom Credit Agreement (the "ISSUING BANK") is hereby authorized (but not required) and permitted to extend, renew, amend or replace any Pre-Petition Letter of Credit (each of which is listed on Annex A hereto) with a new letter of credit issued to the same beneficiary, with an expiration date no later than the earlier of one year after the expiration date of such Pre-Petition Letter of Credit and December 31, 2004 and in an amount no greater than the applicable Pre-Petition Letter of Credit as set forth on Annex A (such extended, renewed, amended or replacement Pre-Petition Letter of Credit, a "NEW LETTER OF CREDIT") and such New Letter of Credit shall be deemed to constitute a Letter of Credit issued under the SpaceCom Credit Agreement, with each Revolving Credit Bank under the SpaceCom Credit Agreement (a "PRE-PETITION REVOLVING LENDER") holding the same participation in such New Letter of Credit as it had held in the applicable Pre-Petition Letter of Credit;

                        (ii) each Pre-Petition Revolving Lender shall be obligated to reimburse the Issuing Bank for any payment made on any New Letter of Credit and any other amounts due in respect thereof under the SpaceCom Credit Agreement on the same terms as contained in the SpaceCom Credit Agreement for the Pre-Petition Letters of Credit;

                        (iii) any claims (as defined in the Bankruptcy Code)
                              that the Issuing Bank or any Pre-Petition
                              Revolving Lender may have against any Obligor Debtor in respect of any New Letter of Credit (including for the reimbursement of any payment made on such New Letter of Credit) shall constitute Pre-Petition Obligations, entitled to treatment as pre-petition claims, pari passu with the loans outstanding under the SpaceCom Credit Agreement, and as such shall be entitled to the adequate protection as provided herein.

      9. Protection of Lenders' Rights. The automatic stay provisions of Section 362 of the Bankruptcy Code are vacated and modified to permit the Credit Agreement Parties to exercise, upon the occurrence of the Termination Date (unless waived as required herein), and the giving of five business days prior written notice to the Debtors and counsel for the Committee, all rights and remedies against the Collateral provided for in the Existing Agreements (including, without limitation, the right to setoff monies of the Obligor Debtors in accounts maintained with the Agents or any Lender). In no event shall the Agents or the Lenders be subject to the equitable doctrine of "marshaling" or any similar doctrine with respect to the Collateral.

      10. Limitation on Charging Expenses Against Collateral. Except to the extent of the Carve Out and as to expenses contained in the Approved Forecast actually paid prior to the Termination Date (including, but not limited to, fees and expenses of professionals retained by the Debtors and the Committee), no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to Section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the Agents, as applicable, and no such consent shall be implied from any other action, inaction, or acquiescence by the Agents or any Lender.

      11. Reservation of Rights of Lenders. Under the circumstances and given that the above described adequate protection is consistent with the Bankruptcy Code, including Section 506(b) thereof, the Court finds that the adequate protection provided herein is reasonable and sufficient to protect the interests of the Credit Agreement Parties. However, upon proper notice, the Credit Agreement Parties may request further or different adequate protection, and the Debtors or any other party may contest any such request. Moreover, nothing contained in this Order (including, without limitation, the authorization of the use of any Cash Collateral) shall impair or modify the right of the Agents or any Lender (i) to propose, subject to the provisions of Section 1121 of the Bankruptcy Code, a chapter 11 plan or plans of reorganization, (ii) to object, contest or appeal entry of any order or seek to modify any order, including without limitation, any order authorizing "critical vendor payments" or retention and/or severance payments to employees of any Debtor but excluding any First Day Orders or (iii) that is a party to a swap agreement, securities contract, commodity contract, forward contract or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of the Debtors to contest such assertions).

      12. Perfection of Liens.

            (a) SpaceCom and the Credit Agreement Parties are hereby authorized, but not required, to file or record financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not SpaceCom or any Agent on behalf of the Lenders shall, in its sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge dispute or subordination, at the time and on the date of entry of the Interim Order. Each Agent, without any further consent or other action of any Obligor Debtor or other party, is authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind) to enable the Agents to further validate, perfect, preserve and enforce the Adequate Protection Liens.

            (b) A certified copy of this Order may, in the discretion of any Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.

            (c) In furtherance of the foregoing and without further approval of this Court, each Obligor Debtor is authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all fees, that may be reasonably required or necessary for the Obligor Debtors' performance hereunder.

            (d) No obligation, payment, transfer or grant of security under this Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including without limitation, under Section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, setoff or counterclaim.

      13. Preservation of Rights Granted Under the Order.

            (a) Except as expressly provided herein, (i) no claim or lien having a priority superior to or pari passu with those granted by the Interim Order or this Order to Satellite, SpaceCom, the Agents or the Lenders, respectively, shall be granted or allowed while any Adequate Protection Obligations, Master Lease Loans or Cyberstar Obligations remain outstanding, and (ii) the Master Lease Loan Liens, the Cyberstar Liens and Adequate Protection Liens shall not be subordinated to or made pari passu with any other lien or security interest, whether under Section 364(d) of the Bankruptcy Code or otherwise.

            (b) If an order dismissing any of the Cases of the Obligor Debtors under Section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with Sections 105 and 349 of the Bankruptcy Code) that (i) the Master Lease Loan Obligations, Cyberstar Obligations, Adequate Protection Obligations, Master Lease Loan Liens, Cyberstar Liens and Adequate Protection Liens granted to Satellite, SpaceCom, the Agents and the Lenders pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order until all

Adequate Protection Obligations, Master Lease Loan Obligations and Cyberstar Obligations shall have been indefeasibly paid in full (and that all such claims, liens and security interests shall, notwithstanding such dismissal, remain binding on all parties in interest) and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in (i) above.

            (c) If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (i) the validity of any Master Lease Loan Obligations, Cyberstar Obligations or Adequate Protection Obligations incurred prior to the actual receipt of written notice by the Agents of such reversal, stay, modification or vacation or (ii) the validity or enforceability of any lien or priority authorized or created hereby. Notwithstanding any such reversal, stay, modification or vacation, any use of Cash Collateral and all Master Lease Loan Obligations, Cyberstar Obligations and Adequate Protection Obligations incurred prior to the actual receipt of written notice by the Agents of such reversal, stay, modification or vacation shall be governed in all respects by the original provisions of this Order.

            (d) Except as expressly provided in this Order, the Master Lease Loan Obligations, Cyberstar Obligations, Master Lease Loan Liens, Cyberstar Liens, the Adequate Protection Obligations and Adequate Protection Liens, the Cyberstar Superpriority Claims and all other rights and remedies of Satellite, SpaceCom and the Credit Agreement Parties granted by the provisions of this Order shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases, terminating the joint administration of these Cases or by any other act or omission, or (ii) the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Obligor Debtors have waived any discharge as to any remaining Master Lease Loan Obligations, Cyberstar Obligations or Adequate Protection Obligations and such waiver is hereby approved. The terms and provisions of this Order shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superceding chapter 7 cases under the Bankruptcy Code, and the Master Lease Loan Liens, Cyberstar Liens, Adequate Protection Liens, the Cyberstar Superpriority Claims and all other rights and remedies of the Credit Agreement Parties and SpaceCom granted by the provisions of this Order shall continue in full force and effect until the Master Lease Loan Obligations, Cyberstar Obligations and Adequate Protection Obligations are indefeasibly paid in full.

      14. Effect of Stipulations on Third Parties. The stipulations and admissions contained in this Order, including, without limitation, in paragraph 3 of this Order, shall be binding upon the Debtors in all circumstances and shall be binding upon all other parties in interest, including, without limitation, any Committee, unless (a) a party in interest has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in paragraph 15) by no later than September 23, 2003, provided that said deadline shall be October 31, 2003 in the case of the Committee (or such later date as has been agreed to, in writing, by the Agents in their sole discretion), (i) challenging the validity, enforceability, priority or extent of the Pre-Petition Obligations or the Agents' or the Lenders' liens on the Pre-Petition Collateral or

(ii) otherwise asserting or prosecuting any action for preferences, fraudulent conveyances, other avoidance power claims or any other any claims, counterclaims or causes of action , objections, contests or defenses (collectively, "CLAIMS AND DEFENSES") against the Agents or any of the Lenders or their affiliates, representatives, attorneys or advisors in connection with matters related to the Existing Agreements, the Pre-Petition Obligations, the Pre-Petition Collateral, and (b) there is a final order in favor of the plaintiff sustaining any such challenge or claim in any such timely filed adversary proceeding or contested matter; provided that as to the Debtors (but not as to any party that specifically preserves any rights it may have as provided for in this paragraph), all such Claims and Defenses are hereby irrevocably waived and relinquished as of the Petition Date. If no such adversary proceeding or contested matter is timely filed, (x) the Pre-Petition Obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance, for all purposes in the Cases and any subsequent chapter 7 cases, (y) the Agents' and the Lenders' liens on the Pre-Petition Collateral shall be deemed to have been, as of the Petition Date, legal, valid, binding and perfected, not subject to recharacterization, subordination or avoidance and (z) the Pre-Petition Obligations, the Agents' and the Lenders' liens on the Pre-Petition Collateral and the Credit Agreement Parties shall not be subject to any other or further challenge by any party in interest seeking to exercise the rights of the Debtors' estates, including, without limitation, any successor thereto (including, without limitation, any chapter 7 or 11 trustee appointed or elected for any of the Debtors). If any such adversary proceeding or contested matter is timely filed, the stipulations and admissions contained in paragraph 3 of this Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any official committee (including the Creditors' Committee) and on any other person or entity, except to the extent that such findings and admissions were expressly challenged in such adversary proceeding or contested matter.

      15. Limitation on Use of Collateral. Notwithstanding anything herein or in any other order of this Court to the contrary, no Master Lease Loans, Cyberstar Loans, Cash Collateral, Collateral or the Carve Out may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the Existing Agreements, or the liens or claims granted under this Order or the Existing Agreements; provided, however, that such limitation shall not apply to the costs of investigation of whether any such objection, contest or defense may be brought or asserted, (b) assert or prosecute any Claims or Defenses or causes of action against the Agents or the Lenders or their respective agents, affiliates, officers, directors, employees, representatives, attorneys or advisors, (c) prevent, hinder or otherwise delay the Agents' assertion, enforcement or realization on the Cash Collateral or the Collateral in accordance with the Existing Agreements or this Order, (d) seek to modify any of the rights granted to the Agents or the Lenders hereunder or under the Existing Agreements, in each of the foregoing cases without such parties' prior written consent or (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an Order of this Court and (ii) in accordance with the Approved Forecast.

      16. Limits on Lenders' Liability. Nothing in this Order or any other documents related to this transaction shall in any way be construed or interpreted to impose or allow the imposition upon the Agents or the Lenders any liability for any claims arising from the pre-petition or post-petition activities by the Debtors or any of their affiliates in the operation of their businesses, or in connection with their restructuring efforts.

      17. Binding Effect; Successors and Assigns. Except as to parties' rights under paragraph 14 hereof, the provisions of this Order, including all findings herein, shall be binding upon all parties in interest in these Cases, including, without limitation, the Agents, the Lenders, the Committee and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and shall inure to the benefit of the Agents, the Lenders and the Debtors and their respective successors and assigns, provided that the Credit Agreement Parties shall have no obligation to permit the use of Cash Collateral by any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors. In exercising any rights or remedies as and when permitted pursuant to this Order or the Existing Agreements, the Credit Agreement Parties shall not be deemed to be in control of the operations of the Debtors or to be acting as a "responsible person" or "owner or operator" with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. Sections 9601 et seq. as amended, or any similar federal or state statute).

Dated:   August 22, 2003

                                                  /s/ Robert D. Drain
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE

                                                                         Annex A

                         Pre-Petition Letters of Credit

                          LC NUMBER                     AMOUNT
                          ---------                     ------
                           3029341                 $    45,000.00
                           3034724                     693,000.00
                           3035160                   6,521,191.80
                           3037887                     500,000.00
                           3039462                   1,239,000.00
                           3048556                     407,000.00
                           3049998                   1,486,000.00
                           3052093                   1,100,000.00
                           7310438                     334,800.00
                           7310427                     330,966.00
                                                   --------------

                   Total.................          $12,656,957.80